Exhibit 10.6

MEDIA GENERAL, INC.

June 5, 2013

Berkshire Hathaway Inc.

3555 Farnam Street

Omaha, Nebraska 68131

Attn: Marc D. Hamburg

World Media Enterprises Inc.

c/o Omaha World-Herald Company

1314 Douglas Street, Suite 1500

Omaha, Nebraska 68102

Attn: Doug Hiemstra

          Scott Searl

Gentlemen:

Reference is hereby made to (i) that certain Agreement and Plan of Merger, dated as of the date hereof (as it may be amended from time to time, the “Merger Agreement”), by and among Media General, Inc., a Virginia corporation (“General”), General Merger Sub 1, Inc., a Virginia corporation (“Merger Sub 1”), General Merger Sub 2, Inc., a Delaware corporation (“Merger Sub 2”), General Merger Sub 3, LLC., a Delaware limited liability company, and New Young Broadcasting Holding Co., Inc., a Delaware corporation (“Phoenix”), (ii) that certain Shareholders Agreement, dated as of May 24, 2012, by and among General, Berkshire Hathaway Inc. (“Berkshire”), the D. Tennant Bryan Media Trust and J. Stewart Bryan III (the “Shareholders Agreement”), (iii) that certain Noncompetition and Nonsolicitation Agreement, dated as of June 25, 2012 (the “WME Agreement”), by and among General, Media General Operations, Inc., a Delaware corporation, and World Media Enterprises Inc., a Delaware corporation, and (iv) that certain Registration Rights Agreement, dated as of May 24, 2012, by and between General and Berkshire (the “Registration Rights Agreement”).

WHEREAS, pursuant to the terms of the Merger Agreement, Merger Sub 1 will merge with and into General (such merger, the “Reclassification Merger”, and the effective time of such merger, the “Reclassification Effective Time”), and, immediately thereafter, Phoenix will merge with and into Merger Sub 2 (the effective time of such merger, the “Combination Effective Time”), with the surviving corporation thereby becoming a wholly owned subsidiary of General.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.	Termination of Agreements.

a.	The Shareholders Agreement is hereby terminated effective as of the Combination Effective Time.

b.	The Registration Rights Agreement is hereby terminated effective as of the Combination Effective Time.

2.	Amendment to WME Agreement. The WME Agreement is hereby amended as follows effective as of the Combination Effective Time:

a.	Section 1 is hereby amended by re-lettering the existing paragraphs of Section 1 to be (b) through (k) and adding the following as a new paragraph (a):

“(a) “Affiliate’ means, with respect to a Person, any Person directly or indirectly controlling, controlled by or under common control with such first-specified Person. For purposes of this definition, the term “control’ means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or interests, by contract or otherwise; provided, that, for purposes of this Agreement, no Person shall be deemed to “control’ or be an Affiliate of Media General by reason of such Person’s ownership, directly or indirectly, of shares of any class of equity securities of Media General (or any parent company of Media General) that is registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (or of securities convertible, exchangeable or exercisable for or into any such shares), such Person’s exercising his, her or its voting and/or other rights as a holder of such securities or the fact that such Person or such Person’s Affiliate is serving as a member of, or has designated or recommended Persons who may be serving as members of, the Board of Directors of Media General (or any parent company of Media General).”

b.	Section 2(b) of the WME Agreement is hereby amended to add the following new sentence as the last sentence thereof:

“Notwithstanding the foregoing, neither (x) the acquisition by Media General and its Affiliates (directly or indirectly) of the outstanding capital stock of Young Broadcasting of Richmond, Inc. (“Young Richmond”) and the broadcast television operations of Young Richmond through WRIC-TV in Richmond, Virginia, nor (y) the operation by Media General and its Affiliates of the Internet Business relating to such broadcast television operations substantially in the manner conducted as of June 5, 2013, shall constitute a breach of this Section 2(b).”

c.	Section 3 of the WME Agreement is hereby amended by adding the following as the last sentence of such section:

“Notwithstanding anything to the contrary herein, Media General shall not have any liability under this Section 3 in respect of any employees or consultants of Phoenix and its subsidiaries as of June 5, 2013 who were hired or retained prior to June 5, 2013.”

3.

Merger Agreement. Berkshire acknowledges and agrees that, pursuant to the Merger Agreement, at the Reclassification Effective Time, each of the outstanding shares of Class A Common Stock, par value $5.00 per share, of General (“General Class A Stock”), and each of the outstanding shares of Class B Common Stock, par value $5.00 per share, of General, will be converted into one (1) fully paid, validly issued and nonassessable share of Voting Common Stock of General (the “General Voting Common Stock”), except that the shares of General Class A Stock outstanding immediately prior to the Reclassification Effective Time and held by Berkshire or any of its affiliates (the “BH Persons”) as of such time shall be converted on a one-for-one basis into fully paid, validly issued and nonassessable shares of Non-Voting Common Stock of General (the “General Non-Voting Common Stock”), to the extent (but only to such extent) necessary to ensure that, immediately following the Combination Effective Time, the BH Persons will hold no more than four and ninety-nine hundredths percent (4.99%) of the then outstanding shares of General Voting Common Stock. General agrees that the shares of General Voting Common Stock and the General Non-Voting Common Stock into which the shares of General Class A Stock of the BH Persons will be converted pursuant to the Reclassification Merger (and shares of General Voting Common Stock issuable upon conversion of such shares of General Non-Voting Common Stock) shall be registered under the Securities Act of 1933, as amended, in connection with the Reclassification Merger and such shares shall not be subject to any restrictions on transfer, including any restrictive legends, other than restrictions on transfer contained in the articles of incorporation of General.

4.	Termination. In the event that the Merger Agreement is terminated in accordance with its terms, this letter agreement shall be null and void and have no further force and effect.

5.

Representations and Warranties. Each party hereto represents and warrants (i) that the execution, delivery, and performance of this letter agreement by such party have been duly authorized by such party, and this letter agreement constitutes a valid and legally binding agreement of such party enforceable against each party in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and (ii) that the execution, delivery and performance of this letter agreement by such party does not conflict with or violate any law applicable to such party and that such party is not subject to any contract that would impair or delay such party’s ability to perform its obligations hereunder.

6.

Governing Law. This letter agreement shall be governed and construed in accordance with the internal laws of the Commonwealth of Virginia applicable to contracts made and wholly performed within such state, without regard to any applicable conflicts of law principles that would result in the application of the laws of any other jurisdiction.

7.

Severability. Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this letter agreement or affecting the validity or enforceability of any of the terms or provisions of this letter agreement in any other jurisdiction. Upon determination that any term or other provision of this letter agreement is invalid or incapable of being enforced, the parties shall negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

8.

Entire Agreement. This letter agreement constitutes the entire agreement among the parties with respect to the subject matter of this letter agreement, and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, with respect to the subject matter of this letter agreement.

9.

Amendment; Waivers. This letter agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. The waiver by any party of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.

10.

Counterparts. This letter agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that each party need not sign the same counterpart.

[Remainder of page intentionally left blank]

Sincerely,

Media General, Inc.

By: /s/ James F. Woodward

Name: James F. Woodward

Title: Vice President and Chief Financial Officer

Media General Operations, Inc.

By: /s/ James F. Woodward

Name: James F. Woodward

Title: Treasurer

[Signature Page 1 of 3 to Side Letter]

Accepted and agreed:

Berkshire Hathaway Inc.

By: /s/ Marc D. Hamburg

Name: Marc D. Hamburg

Title: Senior Vice President and

          Chief Financial Officer

World Media Enterprises Inc.

By: /s/ Terry Kroeger

Name: Terry Kroeger

Title: Chairman

[Signature Page 2 of 3 to Side Letter]

Accepted and agreed:

Solely for purposes of Section 1 a. hereto,

D. Tennant Bryan Media Trust

By: /s/ J. Stewart Bryan III

Name: J. Stewart Bryan III

Title: Trustee

J. Stewart Bryan III, in his individual capacity

By: /s/ J. Stewart Bryan III

Name: J. Stewart Bryan III

[Signature Page 3 of 3 to Side Letter]